Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Wednesday, February 2, 2011	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

RENEGOTIATES NUT PURCHASE CONTRACTS WITH MAUNA LOA

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX: NNUT) announced today that the Partnership has entered into contracts which will extend its nut purchase commitment from Mauna Loa Macadamia Nut Corporation (“Mauna Loa”), which covers approximately 80% of its macadamia nut production.

On January 31, 2011, the Partnership entered into three nut purchase contracts with Mauna Loa Macadamia Nut Corporation (“Mauna Loa”), each effective January 1, 2012. These contracts will replace the existing Macadamia Nut Purchase Agreement with Mauna Loa, which expires on December 31, 2011.  The new contracts are identical except for the term, which is one, two and three years, respectively. Each contract requires that Mauna Loa purchase and the Partnership sell 1/3 of all macadamia nut production of the Partnership (or approximately 6.5 million pounds of wet-in-shell nuts annually) excluding production from the newly acquired IASCO orchards. The nut purchase price under each of the contracts is $0.77 per wet in shell pound (adjusted to 20% moisture and 30% kernel recovery). To the extent the Partnership delivers wet in husk macadamia nuts, a $0.055 per wet in shell pound husking charge will be made by Mauna Loa.

Prior to the expiration of each contract, the Partnership and Mauna Loa have agreed to endeavor to negotiate new three year pricing for that contract. In the event any nut purchase contract is terminated, the Partnership has the option to require Mauna Loa to use commercially reasonable efforts to process the nuts previously covered under the contract into kernel at a fee equal to Mauna Loa’s average nut processing cost.

The Partnership has filed a Form 8-K with the SEC related to these contracts and has included the new contracts as Exhibits to the filing.

As announced in August 2010, in connection with the purchase of real property, orchards and farming assets from IASCO, the Partnership acquired two lease agreements and one license agreement under which all macadamia nuts produced in the acquired orchards must be sold to and are required to be purchased by Mauna Loa.  The agreements are long term agreements which expire at various dates through 2080.  Under these agreements, the Partnership is paid based on wet-in-shell pounds, adjusted for the Mauna Loa wholesale price of the highest year-to-date volume fancy and choice products sold in Hawaii, and adjusted for moisture annually based upon the USDA report.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices.  The Partnership files reports with the United States Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.